
____________________________________________________________________________________________________________________________________

SEC 1473 (09-02)  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                                                        ____________________________
                                                                                                                OMB APPROVAL
FORM 3                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                          ____________________________
                                           WASHINGTON, D.C. 20549                                       OMB Number:        3235-0104
                                                                                                        Expires:    January 31, 2005
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Estimated average burden
                                                                                                        hours per response.......0.5
                                                                                                        ____________________________

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(H) of the Investment Company Act of 1940

(Print or Type Responses)
____________________________________________________________________________________________________________________________________


1. Name and Address of Reporting Person*    2. Date of Event            4. Issuer Name and Ticker or Trading Symbol
                                               Requiring Statement
   J.F. Shea Company, Inc.                     (Month/Day/Year)            Quinton Cardiology Systems, Inc (NMS: QUIN)
________________________________________
   (Last)     (First)     (Middle)             11/1/02

   655 Brea Canyon Rd.
___________________________________________________________________________________________________________________________________
   (Street)                                 3. I.R.S. Identification    5. Relationship of Reporting        6. If Amendment, Date
                                               Number of Reporting         Person(s) to Issuer                 Original
   Walnut, CA  91789                           Person, if an entity        (Check all applicable)              (Month/Day/Year
________________________________________       (voluntary)
   (City)     (State)     (Zip)                                             ___Director      X 10% Owner    ________________________
                                                                                            ___
                                                                                                            7. Individual or Joint/
                                                                            ___Officer      ___Other           Group Filing (Check
                                                                               (give title     (specify        Applicable Line)
                                                                               below)          below)
                                                                                                               ___Form filed by One
                                                                            ___________________________           Reporting Person

                                                                                                                X Form filed by More
                                                                                                               ___than One Reporting
                                                                                                                  Person
____________________________________________________________________________________________________________________________________

                                      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
____________________________________________________________________________________________________________________________________

1. Title of Security                        2. Amount of                3. Ownership Form: Direct           4. Nature of Indirect
   (Instr.4)                                   Securities                  (D) or Indirect (I)                 Beneficial Ownership
                                               Beneficially                (Instr. 5)                          (Instr. 5)
                                               Owned
                                               (Instr.4)
____________________________________________________________________________________________________________________________________

   Common Stock                                1,329,522                            D
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________




____________________________________________________________________________________________________________________________________

         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
____________________________________________________________________________________________________________________________________

1. Title of Derivative     2. Date Exer-           3. Title and Amount        4. Conver-      5. Ownership       6. Nature of
   Security                   cisable and             of Securities              sion or         Form of            Indirect
   (Instr. 4)                 Expiration              Underlying                 Exercise        Derivative         Beneficial
                              Date                    Derivative Security        Price of        Securities:        Ownership
                              (Month/Day/Year)        (Instr. 4)                 Deri-           Direct             (Instr. 5)
                           ______________________________________________        vative          (D) or
                           Date        Expira-     Title     Amount              Security        Indirect
                           Exer-       tion                  or                                  (I)
                           cisable     Date                  Number                              (Instr. 5)
                                                             of
                                                             Shares
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: Shares received as distribution of portfolio securities by limited partnership to limited partners.


                      J. F. SHEA COMPANY, INC.

                          /s/ EDMUND H. SHEA, JR.                       11/11/02
                      By: ____________________________________          ________
                          Name:   Edmund H. Shea, Jr.                     Date
                          Title:  Vice President


                      ________________________________________
                      **Signature of Reporting Person


 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.




                              ATTACHMENT TO FORM 3


Designated Filer:  J. F. SHEA COMPANY, INC.


Item 1:



                                                                             PRINCIPAL
           NAME AND                                                        OCCUPATION OR
          OFFICE HELD            BUSINESS ADDRESS         CITIZENSHIP       EMPLOYMENT

John F. Shea                     655 Brea Canyon Rd.          USA          President of JFSCI*
President and Director           Walnut, CA 91789

Edmund H. Shea, Jr.              655 Brea Canyon Rd.          USA          Vice President of JFSCI*
Vice President and Director      Walnut, CA 91789

Peter O. Shea, Jr.               655 Brea Canyon Rd.          USA          Vice President of JFSCI*
Vice President and Director      Walnut, CA 91789

James G. Shontere                655 Brea Canyon Rd.          USA          Secretary/Treasurer of
Secretary/Treasurer              Walnut, CA 91789                          JFSCI*
and Director

*J. F. Shea Company, Inc.




Item 2:   Same

Item 4:   Quinton Cardiology Systems, Inc (NMS: QUIN)

Item 5:   10% owner

Item 7:   Same


/s/ EDMUND H. SHEA, JR.
_________________________
   Edmund H. Shea, Jr.


/s/ PETER O. SHEA, JR.
_________________________
   Peter O. Shea, Jr.


/s/ JOHN F. SHEA
_________________________
   John F. Shea


/s/ JAMES G. SONTERE
_________________________
   James G. Sontere